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                                                                  EXHIBIT 10.26





                              EMPLOYMENT AGREEMENT

                             DATED JANUARY 1, 1997

                       BETWEEN JOHN C. CARLISLE AND NABI






























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                                      NABI
                     5800 PARK OF COMMERCE BOULEVARD, N.W.
                           BOCA RATON, FLORIDA  33487



EFFECTIVE AS OF JANUARY 1, 1997

Mr. John C. Carlisle
10401 Reo Lindo
Delray Beach, Florida 33446

Dear John:

You have agreed to serve as Executive Vice President, Chief Operating Officer for NABI. The following are the terms of such employment:

1.   TERM:  You will serve as Executive Vice President, Chief Operating
     Officer of NABI a period beginning as of the date hereof and ending on December 31, 1999, unless your employment is sooner terminated as provided below (the "Employment Period").

2. SALARY: Your salary will be $240,000.00 per year, payable bi-weekly during the Employment Period. Your salary will be subject to discretionary annual increases as determined by NABI's Board of Directors.

3. BONUS: You will be entitled to participate in NABI's VIP Management Incentive Program.

     Unless the Employment Period is terminated for "cause" pursuant to Section 7(B)(b) below, bonus compensation shall be pro rated in respect of any calendar year during which the Employment Period terminates based on the amount of bonus compensation which would have been payable with respect to such year based on your original VIP Management Incentive Program participation, divided by 12, times the number of full calendar months during the relevant year you were employed prior to the termination of the Employment Period. If the Employment Period is terminated pursuant to
     Section 7(B)(b) below, no bonus compensation is payable with respect to the calendar year during which it is terminated.

     Bonus payments shall be payable within 120 days after the end of the relevant calendar year.

4. AUTO ALLOWANCE: You, while an employee under the terms of this Agreement, shall receive an auto allowance of not less than $900.00 per month.

5. BENEFITS: You will be eligible to participate in NABI's 401(k), medical/dental insurance, life insurance, executive long term disability program, Supplemental Executive Retirement Plan (SERP), and other benefit programs upon the effective date of this Agreement. You will accrue Paid Leave Bank (PLB) time at the rate of 18.67 hours per month.

6.   DUTIES AND EXTENT OF SERVICES:

     (A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement and such other reasonable duties and responsibilities consistent with your position as are assigned to you from time to time by the person to whom you report. You shall be located primarily in NABI's Boca Raton, Florida, facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.



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     (B)  During the Employment Period, you shall serve as NABI's Executive Vice
     President, Chief Operating Officer. You shall have such duties as are delegated to you by the person to whom you report provided that such duties shall be reasonably consistent with those duties assigned to executive officers having similar titles in organizations comparable to NABI.

7.   TERMINATION:

     (A) The Employment Period shall terminate upon your death. You may also terminate the Employment Period upon 180 days' prior written notice to NABI. Any termination pursuant to this Section 7(A) shall not affect any bonus compensation applicable to the year of such termination, provided that any bonus compensation payable pursuant to Section 3 of this Agreement shall be pro rated as provided for in Section 3.

     (B) NABI may terminate the Employment Period in the event of (a) your disability that prevents you from performing your obligations pursuant to this Agreement for any three (3) consecutive months or (b) for "cause", which is defined as (i) commission of fraud or embezzlement or other felonious acts by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after notice of such failure is delivered to you, (iii) failure to comply with the provisions of Section 8 or 9 of this Agreement or (iv) your gross negligence in connection with the performance of your duties as provided for in this Agreement, which gross negligence causes material damage to NABI, provided that, in the event of termination under this clause (B), you shall receive ten (10) days notice of such failure prior to termination and a determination must be made by NABI's Board of Directors or a duly appointed committee of the Board, after you are afforded an opportunity to be heard, that it is, at the date of such termination, reasonable to conclude that grounds for such termination under this clause (B) still exists.

     (C) NABI may otherwise terminate the Employment Period upon thirty (30) days' prior notice to you. In the event of such termination based on the effective date of such termination, NABI will pay you severance pay of twelve (12) months of your annual base salary as in effect at the time of such termination ("Severance Pay") and maintain in effect for a twelve (12) month period all then existing benefits, (subject to the limitations of the applicable plans), including but not limited to, the auto allowance, life insurance, short and long term disability programs, health care coverages, and SERP benefits. Severance Pay provided for in this paragraph shall be made in twelve (12) equal monthly installments. If you terminate your employment with NABI within thirty (30) days of the expiration of the Employment Period, you shall be entitled to receive Severance Pay under
     Section 7C unless during the thirty (30) day period prior to the expiration of the Employment Period, NABI offered to renew this Agreement on terms no less favorable to you than the terms then in effect.

     (D) If your employment terminates pursuant to Section 7B(a) or Section 7C, all non-vested stock options, restricted stock or similar incentive equity instruments pursuant to the Company's 1990 Equity Incentive Plan and/or successor plans (the "Options") shall immediately vest. All such "Options" shall be exercisable for one (1) year past termination date, except that no "Options" shall be exercisable beyond the original "Option" expiration date. To the extent the terms of any "Options" are inconsistent with this Agreement, the terms of this Agreement shall control.

     (E) Your confidentiality and non-competition agreements set forth in Sections 8 and 9 below shall survive the termination of your employment regardless of the reasons therefor.

8.   CONFIDENTIALITY:  You acknowledge that your duties as described in
     Section 6 of this Agreement will give you access to trade secrets and other confidential information of NABI and/or its affiliates, including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a "trade secret" under applicable law, is collectively called "Confidential Information"). You recognize that Confidential Information is proprietary to each such entity and gives each of them significant competitive advantage.

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     Accordingly, you shall not use or disclose any of the Confidential
     Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company. Upon any termination of the Employment Period, you will return to the relevant company's office all documents, computer tapes, and other tangible embodiments of any Confidential Information. You agree that NABI would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, the offended company may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

9.   NON-COMPETITION:

     (A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to NABI the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to NABI to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that you will not, during the term of your employment by NABI and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of NABI (a "Competitive Business"), (b) solicit or accept orders from any current or past customer of NABI for products or services offered or sold by, or competitive with products or services offered or sold by, NABI, (c) induce or attempt to induce any such customer to reduce such customer's purchase of products or services from NABI, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of NABI's employees to leave the employ of NABI or hire or negotiate for the employment of any employee of NABI.

     (B) You have carefully read and considered the provisions of this Section and Section 8 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interest of NABI, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of NABI, its officers, directors, and other employees.

     (C) In the event that, notwithstanding the foregoing, any of the provisions of this Section or Section 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

     (D) With respect to the provisions of this Section, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section would cause irreparable injury to the aggrieved party, and that provisions of this Section 9 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

10. MISCELLANEOUS: This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This
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     Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys' fees and disbursements incurred by such party, including fees and disbursements on appeal. This Agreement is a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement.

     This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

     If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.
                                         NABI
                                         5800 PARK OF COMMERCE BOULEVARD, N.W.
                                         BOCA RATON, FLORIDA 33487



                                         BY:  /s/  DAVID J. GURY
                                            -----------------------
                                              DAVID J. GURY
                                              CHIEF EXECUTIVE OFFICER


ACCEPTED AND AGREED:


/s/ JOHN C. CARLISLE
-----------------------------------
JOHN C. CARLISLE
10401 REO LINDO
DELRAY BEACH, FLORIDA 33446

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